                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Scotsman Industries, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     809340
                         -----------------------------
                                 (CUSIP Number)


                        Robert F. Quaintance, Jr., Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                               New York, NY 10022
                                 (212) 909-6000
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)


                               February 21, 1995
- --------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box \ \.

Check the following box if a fee is being paid with this statement \X\. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 2 of 55 Pages






- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EJJM
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ohio
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF                          0
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 3 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Corporation
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
         -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 4 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex DHC LLC
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 5 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         OMI Quebec Inc.
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 6 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Capital Corporation
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 7 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Oncap Holding Corporation
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 8 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gerald W. Schwartz
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 9 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Matthew O. Diggs, Jr.
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 10 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Nancy B. Diggs
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                            Page 11 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Timothy C. Collins
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396

- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 12 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         W. Joseph Manifold
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 13 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles R. McCollom
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 14 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt Trust u/a dated July 23, 1993
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 15 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 16 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Remo Panella
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Italy
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 17 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Teddy F. Reed
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 18 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert L. Schafer
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 19 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham E. Tillotson
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 20 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann Trust dated July 23, 1993
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 21 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 22 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Ronald A. Anderson
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 23 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Kevin E. McCrone
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- ----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 24 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael P. McCrone
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- ----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 25 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The Diggs Family Foundation
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ohio
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 26 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Pacific Mutual Life Insurance Company
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 27 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         PM Group Life Insurance Company
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Arizona
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 28 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Pacific Mutual Charitable Foundation
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 29 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael J. de St. Paer
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                            Page 30 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paul L. de St. Paer
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 31 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wendy M. de St. Paer

- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 32 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M. Anne de St. Paer
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 33 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham F. Cook
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 34 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jane E. Cook
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 35 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Catherine J. Cook
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 36 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c AJC) Trust
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 37 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c SEC) Trust
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- -------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 38 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Christopher R.L. Wheeler
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 39 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Maureen J. Wheeler
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 40 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jonathan R. Wheeler
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 41 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Josephine V. Wheeler
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 42 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John Rushton
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 43 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Margaret L. Rushton
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
- --------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 44 of 55 Pages








- --------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         J. Rushton & M.L. Rushton (A/c JGR) Trust
- --------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) \X\
                                                                         (b) \ \
- --------------------------------------------------------------------------------
3        SEC USE ONLY
- --------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
- --------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               \ \
- --------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
- --------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
 NUMBER OF
   SHARES                  --------------------------------------------------
BENEFICIALLY               8        SHARED VOTING POWER
  OWNED BY                          3,274,396
    EACH                   --------------------------------------------------
  REPORTING                9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                   --------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    3,274,396
- --------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,274,396
- --------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             \ \
- --------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         31.3%
- --------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
- --------------------------------------------------------------------------------

                                                             Page 45 of 55 Pages



                  AMENDMENT NO. 1 TO STATEMENT ON SCHEDULE 13D

             This Amendment No. 1 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on December 30, 1995 (the "Schedule 13D"), relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Scotsman Industries, Inc. ("Scotsman" or the "Issuer"). This Amendment is being filed on behalf of the reporting persons identified in the cover pages of this Amendment (collectively, the "Reporting Persons"). This Amendment amends Items 2 through 7 of the Schedule 13D.

ITEM 2.      IDENTITY AND BACKGROUND.

             (a)      NAME.

             Reference is made to Rows 1 and 6 of cover pages 29 through 44 of this Amendment for the names and citizenship or place of organization, respectively, of the reporting persons being added to the Schedule 13D by this Amendment.

             The following person is no longer a director or executive officer of PM Group Life Insurance Company ("PM Group"):

                 Michael Berumen

             The following additional persons are directors or executive officers of Pacific Mutual Charitable Foundation:

                 Audrey L. Milfs
                 Edward R. Byrd
                 Michael T. McLaughlin
                 Brenda Hardwig

             The following persons are trustees of the G.F. Cook & J.E. Cook (A/c AJC) Trust:

                 Graham F. Cook
                 Jane E. Cook

                                                            Page 46 of 55 Pages



             The following persons are trustees of the G.F. Cook & J.E. Cook (A/c SEC) Trust:

                      Graham F. Cook
                      Jane E. Cook

             The following persons are trustees of the J. Rushton & M.L. Rushton (A/c JGR) Trust:

                      John Rushton
                      Margaret L. Rushton

             (b)      BUSINESS ADDRESS.

             For      Michael J. de St. Paer
                      Wendy M. de St. Paer
                      M. Anne de St. Paer
                      Graham F. Cook
                      Jane E. Cook
                      Catherine J. Cook
                      Christopher R.L. Wheeler
                      Maureen J. Wheeler
                      Josephine V. Wheeler
                      John Rushton
                      Margaret L. Rushton
                      G.F. Cook & J.E. Cook (A/c AJC) Trust
                      G.F. Cook & J.E. Cook (A/c SEC) Trust
                      J. Rushton & M.L. Rushton (A/c JGR) Trust:

                      c/o Whitlenge Drink Equipment Limited
                      Chancel Way
                      Halesowen Industrial Park
                      Halesowen, West Midlands
                      United Kingdom B62 8SE

             For      Paul L. de St. Paer

                      Clerical Medical Company
                      27 Mendip Road
                      Windmill Hill
                      Bristol, England
                      BS3 4BB

             For      Jonathan R. Wheeler

                      Cuff Roberts
                      100 Old Hall Street
                      Liverpool, England
                      L39TD

                                                            Page 47 of 55 Pages



             For      Edward R. Byrd
                      Michael T. McLaughlin
                      Brenda K. Hardwig

                      Pacific Mutual Life Insurance Company
                      700 Newport Center Drive
                      Newport Beach, CA 92660

             The correct street address for PM Group is 17360 Brookhurst Street, Fountain Valley, CA 92708.

             (c)      PRINCIPAL BUSINESS OR OCCUPATION.

             G.F. Cook & J.E. Cook (A/c AJC) Trust, G.F. Cook & J.E. Cook (A/c
SEC) Trust and J. Rushton & M.L. Rushton (A/c JGR) Trust are bare trusts.

             Michael J. de St. Paer is Director of Whitlenge Drink Equipment Limited, a United Kingdom company ("Whitlenge"), which manufactures food service refrigeration equipment.

             Graham F. Cook is Financial Director of Whitlenge.

             Christopher R.L. Wheeler is Director of Sales & Marketing of Whitlenge.

             John Rushton is Company Director of Whitlenge.

             Paul L. de St. Paer is a data clerk with Clerical Medical Company, a life assurance company located in Bristol, England.

             Wendy M. de St. Paer is a student of music in Warwick, England.

             M. Anne de St. Paer is a health visitor in Warwick, England.

             Jane E. Cook is a student.

             Catherine J. Cook is a student.

             Maureen J. Wheeler is a housewife.

             Jonathan R. Wheeler is a solicitor in Liverpool, England.

             Josephine V. Wheeler is a student in Arboretum, Nottingham,
England.

             Margaret L. Rushton is a housewife.

                                                            Page 48 of 55 Pages



             Robert G. Haskell is Senior Vice-President for Public Affairs of Pacific Mutual Life Insurance Company ("Pacific Mutual").

             Glenn S. Schafer is President of Pacific Mutual.

             Edward R. Byrd is Chief Financial Officer of Pacific Mutual Charitable Foundation.

             Michael T. McLaughlin is General Counsel of Pacific Mutual Charitable Foundation.

             Brenda K. Hardwig is Assistant Secretary of Pacific Mutual Charitable Foundation.

             (d) No person listed in Item 2 of this Amendment has been convicted during the last five years in a criminal proceeding (excluding traffic violations or similar misdemeanors.

             (e) No person listed in Item 2 of this Amendment is or has been during the last five years a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding is or has been subject to any civil judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation in respect of such laws.

             (f) All natural persons listed in Item 2 of this Amendment are citizens of the United Kingdom.

ITEM 3.      SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

             (1) Pursuant to an Agreement and Plan of Merger, dated as of January 11, 1994 (the "DFC Merger Agreement"), as amended March 17, 1994 (see Exhibit E of Schedule 13D), by and among Scotsman, Scotsman Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Scotsman (the "Sub"), DFC Holding Corporation ("DFC"), a Delaware corporation, The Delfield Company, a Delaware corporation and wholly-owned subsidiary of DFC ("Delfield"), certain of the Reporting Persons (the "DFC Stockholders") and Continental Bank, N.A., the Sub merged into DFC and DFC became a wholly-owned subsidiary of Scotsman. Pursuant to the DFC Merger Agreement, the shares of DFC common stock held by the DFC Stockholders were converted into Common Stock, Preferred Stock, contingent rights to acquire additional shares of Common Stock and cash. Such contingent rights have vested and the DFC Stockholders will acquire within sixty days an aggregate of 520,252 shares of Common Stock, pro rata based on each DFC Stockholder's percentage ownership of DFC common stock at the time of the merger effected by the DFC Merger Agreement.

                                                            Page 49 of 55 Pages



             (2) Pursuant to a Share Acquisition Agreement, dated as of January 11, 1994 (the "WAL Acquisition Agreement"), as amended March 17, 1994 (see Exhibit F of Schedule 13D), by and among Scotsman, Whitlenge Acquisition Limited, a private company limited by shares registered in England ("WAL"), Whitlenge, a wholly-owned subsidiary of WAL, certain of the Reporting Persons, Onex U.S. Investments, Inc. ("Onex U.S."), an Ontario, Canada corporation and other WAL stockholders (together with those certain of the Reporting Persons and Onex U.S., the "WAL Stockholders"), Scotsman acquired all outstanding shares of WAL stock in exchange for cash and contingent rights to acquire Common Stock. Such contingent rights have vested and the WAL Stockholders will acquire within sixty days an aggregate of 146,730 shares of Common Stock, pro rata based on each WAL Stockholder's percentage ownership of WAL ordinary shares at the time of the merger effected by the DFC Merger Agreement.

             (3) Item 3(4) of the Statement on Schedule 13D is changed to read as follows: On December 20, 1994, Pacific Mutual donated 139,075 shares of Common Stock to Pacific Mutual Charitable Foundation.

ITEM 4.      PURPOSE OF TRANSACTION.

             Each Reporting Person's acquisition of Common Stock was for investment.

ITEM 5.      INTEREST IN SECURITIES OF THE ISSUER.

             (a) Reference is made to Rows (11) and (13) of each Reporting Person's cover page.

             (b) Reference is made to Rows (7) through (10) of each Reporting Person's cover page.

             (c) (1) Pacific Mutual Charitable Foundation effected the following sales of Common Stock through a broker in the public market:

                 No. of Shares    Price Per Share      Date
                 -------------    ---------------    --------
                    34,662           $17.3373        01/10/95
                     5,800            17.3750        01/11/95

             (2) PM Group effected the following sales of Common Stock through a broker in the public market:

                 No. of Shares    Price Per Share      Date
                 -------------    ---------------    --------
                     2,697           $17.00          12/29/94
                     2,698            17.125         12/30/94

                                                            Page 50 of 55 Pages



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

             (1) Pursuant to a Stockholders' Agreement, dated January 11, 1994 (the "Stockholders' Agreement") (see Exhibit K of Schedule 13D), by and among the DFC Stockholders and the WAL Stockholders, the Reporting Persons may not transfer any shares of Common Stock, except for transfers pursuant to an underwritten public offering or sale in the public market through a broker, unless the transferee agrees to become party to, and be bound by, the Stockholders' Agreement.

             (2) Pursuant to the Stockholders' Agreement, Onex holds a proxy from the Reporting Persons to vote all shares of Common Stock held by such Reporting Persons.

ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS.

             Exhibit L            -           Joint Filing Agreement

             Exhibit M            -           Power of Attorney Designating
                                              Graham F. Cook

                                                            Page 51 of 55 Pages



SIGNATURE.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 10, 1995

                 *                              The Diggs Family Foundation
      -------------------------
      Nancy B. Diggs

                                            By:           *
                                                ---------------------
                                                Matthew O. Diggs, Jr.
      EJJM                                      Director

  By:            *                                        *
      -------------------------                 ---------------------
      Matthew O. Diggs, Jr.                     Matthew O. Diggs, Jr.

 *By: /s/ Matthew O. Diggs, Jr.
      -------------------------
      Matthew O. Diggs, Jr.
      Attorney-in-Fact

                                                            Page 52 of 55 Pages



SIGNATURE.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 10, 1995

                 **                               Onex Corporation
      ------------------------
      Gerald W. Schwartz

                                              By:            **
                                                  -------------------------
                                                  Ewout R. Heersink
      Onex Capital Corporation                    Vice-President

  By:            **
      ------------------------                    Oncap Holding Corporation
      Ewout R. Heersink
      Vice-President

                                              By:            **
                                                  -------------------------
                                                  Ewout R. Heersink
      OMI Quebec Inc.                             Vice-President

  By:            **
      ------------------------                    Onex DHC LLC
      Ewout R. Heersink
      Vice-President

                                              By:            **
                                                  -------------------------
                                                  Donald F. West
                                                  Representative

                 **
      ------------------------
      Timothy C. Collins                    **By: /s/ Ewout R. Heersink
                                                  -------------------------
                                                  Ewout R. Heersink
                                                  Attorney-in-Fact

                                                            Page 53 of 55 Pages

SIGNATURE.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 10, 1995

               ***                                          ***
      -----------------------                     ----------------------
      Charles R. McCollom                         Graham E. Tillotson

              ***                                 John A. Tilmann Trust
      -----------------------                     dated July 23, 1993
      W. Joseph Manifold

                                              By:           ***
                                                  ----------------------
      Anita J. Moffatt Trust                      John A. Tilmann
      u/a dated July 23, 1993                     Trustee

  By:          ***
      -----------------------
      Anita J. Moffatt                                      ***
      Trustee                                     ----------------------
                                                  John A. Tilmann

               ***                                          ***
      -----------------------                     ----------------------
      Anita J. Moffatt                            Ronald A. Anderson

               ***                                          ***
      -----------------------                     ----------------------
      Remo Panella                                Kevin E. McCrone

               ***                                          ***
      -----------------------                     ----------------------
      Teddy F. Reed                               Michael P. McCrone

               ***                         ***By: /s/ W. Joseph Manifold
      -----------------------                     ----------------------
      Robert L. Schafer                           W. Joseph Manifold
                                                  Attorney-in-Fact

                                                            Page 54 of 55 Pages



SIGNATURE.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 10, 1995

    Pacific Mutual Life                             Pacific Mutual Life
    Insurance Company                               Insurance Company

By: /s/ Peter S. Fiek                           By: /s/ Audrey L. Milfs
    -------------------------------                 -----------------------
    Name:  Peter S. Fiek                            Name:  Audrey L. Milfs
    Title: Assistant Vice President                 Title: Vice President &
                                                              Secretary



    PM Group Life                                   PM Group Life
    Insurance Company                               Insurance Company

By: /s/ Khanh T. Tran                           By: /s/ Audrey L. Milfs
    -------------------------------                 -----------------------
    Name:  Khanh T. Tran                            Name:  Audrey L. Milfs
    Title: Treasurer                                Title: Secretary



    Pacific Mutual                                  Pacific Mutual
    Charitable Foundation                           Charitable Foundation

By: /s/ Edward R. Byrd                          By: /s/ Audrey L. Milfs
    -------------------------------                 -----------------------
    Name:  Edward R. Byrd                           Name:  Audrey L. Milfs
    Title: Chief Financial Officer                  Title: Secretary

                                                            Page 55 of 55 Pages

SIGNATURE.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 10, 1995

           ****                                           ****
- -------------------------                     ---------------------------
Graham F. Cook                                Jane E. Cook

           ****                               G.F. Cook & J.E. Cook
- -------------------------                     (A/c SEC) Trust
Catherine J. Cook

                                              By:         ****
                                                 ------------------------
G.F. Cook & J.E. Cook                            Name:
  (A/c AJC) Trust                                Title:

By:        ****
   ----------------------
   Name:
   Title:

           ****                                           ****
- -------------------------                     ---------------------------
Michael J. de St. Paer                        Paul L. de St. Paer

           ****                                           ****
- -------------------------                     ---------------------------
Wendy M. de St. Paer                          M. Anne de St. Paer

           ****                                           ****
- -------------------------                     ---------------------------
Christopher R.L. Wheeler                      Maureen J. Wheeler

           ****                                           ****
- -------------------------                     ---------------------------
Jonathan R. Wheeler                           Josephine V. Wheeler

           ****                                           ****
- -------------------------                     ---------------------------
John Rushton                                  Margaret L. Rushton


J. Rushton & M.L. Rushton
  (A/c JGR) Trust

By:        ****                               ****By: /s/ Graham F. Cook
   ----------------------                            --------------------
    Name:                                            Graham F. Cook
    Title:                                           Attorney-in-Fact